Exhibit 23.1

Assentsure PAC UEN – 201816648N 180B Bencoolen Street #03-01 The Bencoolen Singapore 189648 http://www.assentsure.com.sg

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated August 12, 2025, except for weighted average number of shares used in (loss) earnings per share computation, Note 1 and Note 25 which are dated December 8, 2025 in the Registration Statement on Form F-1, under the Securities Act of 1933, as amended, with respect to the balance sheets of Evvo Labs Pte. Ltd. and its subsidiary (collectively referred to as the “Company”) as of March 31, 2025 and 2024, the related statements of operations and comprehensive (loss) income, changes in shareholder’s equity and cash flows for each of the years in the two year period ended March 31, 2025 and related notes.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Assentsure PAC

We have served as the Company’s auditor since 2024.
Singapore

February 10, 2026